SCHEDULE 14A INFORMATION (Rule 14-A-101)

Information Required in Proxy Statement Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☒ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Under Rule 14a-12

WINN-DIXIE STORES, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filling Fee ( Check the appropriate box)

☒	No fee required.

☐	$125 per Exchange Act Rules o-11(c)(1)(ii), 14(a)-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary material

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed: APRIL , 2001

WINN-DIXIE STORES, INC.
5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699
Notice of Annual Meeting of Shareholders
To be held October 9, 2002

To all Shareholders of Winn-Dixie Stores, Inc.:

The annual meeting of shareholders of Winn-Dixie Stores, Inc. will be held at the headquarters’ office of Winn-Dixie, 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., local time, on Wednesday, October 9, 2002, for the following purposes:

1.	To elect two Class III directors for terms expiring in 2005;

2.	To ratify the appointment by the board of directors of Winn-Dixie of KPMG LLP as auditors of Winn-Dixie for the fiscal year that began June 27, 2002;

3.	To consider and act upon a shareholder proposal, which management opposes; and

4.	To transact such other business as may properly come before the meeting or any adjournments.

The board of directors has fixed August 1, 2002, as the record date, and only holders of Winn-Dixie’s common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting or any adjournments.

Shareholders will need to register at the meeting in order to attend the meeting. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on August 1, 2002. Please bring that documentation to the meeting in order to register.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Judith W. Dixon
Judith W. Dixon Secretary

Jacksonville, Florida
September 4, 2002

Please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

WINN-DIXIE STORES, INC.

5050 Edgewood Court • Jacksonville, Florida 32254-3699

PROXY STATEMENT
for
Annual Meeting of Shareholders
To be held October 9, 2002

GENERAL INFORMATION

The board of directors of Winn-Dixie Stores, Inc. is soliciting your proxy for use at the 2002 annual meeting of shareholders to be held on Wednesday, October 9, 2002, at Winn-Dixie’s headquarters’ office at the address above, beginning at 9:00 a.m., local time, and any adjournments or postponements. A form of proxy is enclosed. You may also give a proxy by the internet or by telephone by following the instructions below. Any shareholder who executes and delivers the written proxy or gives a proxy electronically or by telephone may revoke it at any time before its use.

The cost of soliciting the proxies will be borne by Winn-Dixie. Directors, officers and employees of Winn-Dixie may solicit proxies by telephone or personal interview. In addition, Winn-Dixie will pay, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of Winn-Dixie’s stock on the record date referred to below, the reasonable expenses incurred by them for mailing copies of the annual report, this notice of meeting and proxy statement and the enclosed form of proxy to the beneficial owners of such shares of stock.

Winn-Dixie’s annual report to its shareholders, including audited financial statements and certain other financial information for the 2001-2002 fiscal year, is being mailed with this proxy statement to shareholders entitled to vote at the annual meeting. The approximate date on which this annual report, the proxy statement and form of proxy are first being sent to shareholders is September 4, 2002. Only owners of record of shares of Winn-Dixie common stock at the close of business on August 1, 2002, the record date, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Securities and Exchange Commission rules require that an annual report precede or be included with Winn-Dixie’s proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to Winn-Dixie and may be inconvenient to these shareholders. Shareholders who have not yet authorized Winn-Dixie to discontinue mailing extra reports may do so by marking the appropriate box on the proxy card for selected accounts. Such an election will take effect at the end of Winn-Dixie’s 2002-2003 fiscal year. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards or the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: EquiServe, P. O. Box 43069, Providence, Rhode Island 02940-3069. Winn-Dixie will resume mailing of the annual report as requested within 30 days after receipt of a written request.

If you have previously authorized Winn-Dixie to discontinue mailing extra annual reports, we will nevertheless promptly send you a separate copy of the 2001-2002 annual report if you send a written request to: EquiServe, P.O. Box 43069, Providence, Rhode Island 02940-3069, or make an oral request to EquiServe at 1-888-822-5593.

RECEIVING PROXY MATERIALS VIA THE INTERNET

For next year’s shareholder meeting, you can help us save significant printing and mailing expenses by consenting to receive the proxy statement, proxy card and annual report electronically via the internet. You can consent to receive next year’s proxy materials and annual report by following the instructions set forth at the website http://www.econsent.com/win. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting, you will receive email notification when the proxy materials and annual report are available for on-line review over the internet. Your choice for electronic distribution will remain in effect for all future shareholder meetings unless you revoke it prior to the meeting by following the instructions set forth in the website http://www.econsent.com/win. If you elect to access these materials via the internet, you can still request paper copies by contacting your brokerage firm, bank or EquiServe.

PROXIES BY INTERNET OR BY TELEPHONE

If your shares are registered in your name with EquiServe Trust Company N.A., Winn-Dixie’s transfer agent (instead of through a broker or other nominee), you can vote your shares on the internet or by telephone. You may give a proxy electronically by following the simple instructions at the internet voting website at http://www.eproxyvote.com/win. Shareholders voting via the internet should understand that they may be required to bear the costs associated with electronic access, such as usage charges from their internet access providers and/or their telephone companies.

If your shares are held in an account at a brokerage firm or bank participating in a street name program, you may already have been offered the opportunity to elect to vote using the internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers internet voting options. These programs are different from the program offered by EquiServe for shares registered in the name of the shareholder.

You may give a proxy by telephone by dialing the toll-free number 1-877-PRX-VOTE (1-877-779-8683). You will then be prompted to enter the control number printed on your proxy card above your name and to follow a few simple instructions.

Voting via the internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone. Winn-Dixie reserves the right to cancel the electronic voting or telephone voting program with respect to future shareholder meetings.

VOTING PROCEDURES

All properly executed proxies delivered pursuant to this solicitation and not revoked and all proxies given through the internet or by telephone and not revoked will be voted at the annual meeting in accordance with the directions given. Regarding the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of or against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy or pursuant to the internet or telephone voting instructions set forth on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a valid proxy will be voted FOR the election of all nominees, FOR the proposal to ratify the appointment of KPMG LLP as independent auditors and AGAINST the shareholder proposal.

Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the annual meeting. Approval of each other proposal will require the affirmative vote of the holders of a majority of the shares of common stock voting on the proposal in person or by proxy at the annual meeting. Abstentions are not included in determining whether the requisite number of affirmative votes are received for the proposals. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

If a shareholder is a participant in the Winn-Dixie dividend reinvestment plan, the enclosed proxy serves as voting instruction for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant’s name. If a shareholder is a participant in the Winn-Dixie profit sharing/401(k) plan, the enclosed proxy also serves as voting instruction for the plan trustee for all accounts registered in the same name. If voting instructions are not received for shares in the profit sharing/401(k) plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received. If a shareholder holds stock acquired pursuant to the Winn-Dixie Stores, Inc. 2000 employee stock offering, the enclosed proxy serves as voting instructions for those shares as well as other shares registered in the participant’s name.

Each owner of record on the record date is entitled to one vote for each share of common stock of Winn-Dixie so held. On August 1, 2002, the record date, there were 140,603,221 shares of common stock of Winn-Dixie issued and outstanding.

PROPOSAL 1—ELECTION OF DIRECTORS

The board of directors recommends a vote FOR each of the nominees.

The board is divided into three classes of directors. Each class of directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the directors will expire each year. At the annual meeting of shareholders, two directors are to be elected in Class III to hold office until the 2005 annual meeting of shareholders. All directors will serve until their successors are elected and qualified. The persons designated as nominees for election as directors in Class III are John H. Dasburg and Julia B. North. Radford D. Lovett (who had been a director since 1983) retired as a director on October 10, 2001. Armando M. Codina (who has been a director since 1987) is retiring as a director and will not be a candidate for re-election in 2002. A successor to fill the vacancy that will be created by Mr. Codina’s retirement has not been designated. It is expected that sometime after the 2002 annual meeting the board of directors will either elect a successor to fill the vacancy or eliminate the vacancy by reducing the number of board members to nine. On August 7, 2002, the board elected Mr. Dasburg as a director in Class III. Ms. North currently is a director of Winn-Dixie, and was elected by the shareholders at the 1999 annual meeting.

Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the board of directors may, unless the board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

Information with respect to each of the nominees and directors relating to their principal occupations and directorships, and the approximate number of shares of Winn-Dixie’s common stock beneficially owned by them, directly or indirectly, has been furnished to Winn-Dixie by the nominees and directors.

The board of directors recommends a vote FOR each of the nominees.

BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 26, 2002	Has Been a Director Continuously Since

NOMINEES FOR CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2005

John H. Dasburg – February 2001 to present, Chairman of the board, Chief Executive Officer and President of Burger King Corporation; 1990— 2000, President and Chief Executive Officer of Northwest Airlines; also a director of Genuity Inc., The St. Paul Companies and Ryder System, Inc.	59	August 2002

Julia B. North – June 1999 to present, telecommunications consultant; October 1997 to June 1999, President and Chief Executive Officer of VSI Enterprises, Inc.; 1994 to October 1997, President of Consumer Services, a business unit of BellSouth Telecommunications, Inc.; also a director of Simtrol, Inc., formerly VSI Enterprises, Inc., Mapics, Inc. and Acuity Brands, Inc.	54	1994

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 26, 2002	Has Been a Director Continuously Since

INCUMBENT CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2004

A. Dano Davis – For more than the last five years, Chairman of the board of Winn-Dixie; 1982 to November 1999 Principal Executive Officer of Winn-Dixie; with Winn-Dixie since 1968	57	1981

T. Wayne Davis – For more than the last five years, a private investor; with Winn-Dixie 1971-1987; Chairman of the board of Momentum Logistics, Inc.; also a director of Enstar Group, Inc. and MPS Group, Inc., formerly Modis Professional Services, Inc.	55	1981

Carleton T. Rider – August 1993 to date, Senior Administrator, Mayo Foundation; 1985 to July 1993, Administrator, Mayo Clinic Jacksonville; also a director of St. Luke’s Hospital, Jacksonville, Florida	57	1992

Charles P. Stephens – For more than the last five years, Vice President, director and a principal stockholder of Norman W. Paschall Co., Inc. (brokers, importers, exporters and processors of textile fibers and by-products)	64	1982

A. Dano Davis, T. Wayne Davis and the spouse of Charles P. Stephens are first cousins.

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 26, 2002	Has Been a Director Continuously Since

INCUMBENT CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2003

Tillie K. Fowler – April 2001 to present, partner with the law firm of Holland & Knight LLP, Washington, D.C. and Jacksonville, FL; 1993-2001, member of the U.S. House of Representatives; also a director of Florida Rock Industries, Inc.	59	2001

Allen R. Rowland – November 1999 to present, President and Chief Executive Officer of Winn-Dixie; 1996 – 1997, President and Chief Operating Officer of Smith’s Food and Drug Centers, Inc.; prior to 1996, Mr. Rowland held various positions with Albertson’s, Inc., including Senior Vice President/Regional Manager from 1989 to 1996	58

Ronald Townsend – 1996 to present, communications consultant; 1989-1996, President of Gannett Television Group, Gannett Co., Inc.; also a director of Alltel Corporation, Bank of America Corporation and Rayonier Co., Inc.	60

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of Winn-Dixie’s common stock by each person who, as of June 26, 2002, is known to Winn-Dixie to be the beneficial owner of 5% or more of the common stock:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Davis Family(1) c/o D.D.I., Inc. 4310 Pablo Oaks Court Jacksonville, FL 32224	57,629,583	40.99%

(1)
Relatives of the four founders of Winn-Dixie, trusts, estates, corporations and other entities involving them and their associates (collectively, the “Davis Family”) own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for A. Dano Davis, T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. As of June 26, 2002, 40,787,328 of these shares are beneficially owned directly or indirectly by D.D.I., Inc., a Florida corporation owned by the Davis Family. Shareholders of DDI have entered into an Agreement of Shareholders which includes rights of first refusal and establishes transfer restrictions on DDI’s stock but does not include provisions relating to the voting or investment of the Winn-Dixie stock owned by DDI. The voting and investment power over the Winn-Dixie common stock owned by DDI is exercised by DDI’s board of directors, which currently consists of A. Dano Davis, T. Wayne Davis, Charles P. Stephens and two other individuals. The agreement provides that a majority of the board of directors of DDI must consist of lineal descendents or spouses of lineal descendents of the four founders of Winn-Dixie.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of Winn-Dixie’s common stock by each of the directors and nominees, each of the executive officers named in the summary compensation table, and all of Winn-Dixie’s directors and executive officers as a group as of June 26, 2002.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power	Indirect with Shared Voting And Investment Power	Percent of Class	Phantom Stock Units(2)	Total (including Phantom Stock Units)(2)
Armando M. Codina	13,210	—	*	22,402	35,612
A. Dano Davis	1,312,800	8,478,773	6.96%	—	9,791,573
T. Wayne Davis	371,515	2,048,645	1.72%	6,208	2,426,368
John H. Dasburg	—	—	*	—	—
Tillie K. Fowler	7,470	—	*	—	7,470
Julia B. North	5,650	—	*	12,972	18,622
Carleton T. Rider	2,180	—	*	2,801	4,981
Allen R. Rowland	934,844	—	.66%	—	934,844
Charles P. Stephens	23,664	2,648,002	1.90%	—	2,671,666
Ronald Townsend	3,806	—	*	—	3,806
Frank Lazaran.	68,582	—	*	—	68,582
Richard P. McCook	320,815	—	.23%	—	320,815
John R. Sheehan	128,813	—	*	—	128,813
Dennis M. Sheehan	114,644	—	*	—	114,644
August B. Toscano	142,887	—	*	—	142,887
E. Ellis Zahra, Jr.	246,356	—	.18%	—	246,356
Directors and executive officers as a group (24 persons)	4,165,606	13,175,420	12.33%	44,383	17,385,409

*	Less than .1% of issued and outstanding shares of common stock of Winn-Dixie.

(1)
Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: T. Wayne Davis, 353,287; Richard P. McCook, 2,385; Carleton T. Rider, 900; and Charles P. Stephens, 2,648,002. The holdings set forth above exclude 36,638,595 shares of Common Stock of Winn-Dixie included in the Davis Family holdings shown on page 7 hereof held by various entities as to which one or more of A. Dano Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens’ wife have direct or indirect voting and/or investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership. The holdings set forth above also exclude 3,814,121 shares of Common Stock of Winn-Dixie held indirectly by the Estate of T. Wayne Davis’ mother, of which T. Wayne Davis is executor and has indirect sole or shared voting and dispositive powers with respect to such shares.

Includes 195,194 shares of restricted stock awarded as long-term incentive awards pursuant to Winn-Dixie’s restricted stock plan, 2,176,313 shares of common stock under options granted pursuant to Winn-Dixie’s key employee stock option plan and the officer retention program and 8,918 shares of common stock held indirectly through the Winn-Dixie Stores, Inc. profit sharing/401(k) plan. The shares of restricted stock and options are more fully described in the table on options on page 12 and in the Report of Compensation Committee on Executive Compensation beginning on page 14.

(2)
Under the Winn-Dixie directors’ deferred fee plan, non-employee directors may defer all or a portion of their directors’ fees into either an income account or a stock equivalent account. If a director has elected to defer fees into a stock equivalent account, these phantom stock units are shown in this column. For more information on the directors’ deferred fee plan, see “Directors’ Fees” beginning on page 9.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Winn-Dixie’s executive officers and directors, and persons who own more than ten percent of a registered class of Winn-Dixie’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Winn-Dixie with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, Winn-Dixie believes that during Winn-Dixie’s most recently completed fiscal year ended on June 26, 2002, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, except that due to an inadvertent oversight, Donald A. Weaver, a former vice president of Winn-Dixie and the former Jacksonville Division Manager, filed a Form 4 that was one day late reporting the exercise of a stock option, the sale of stock and the forfeiture of restricted stock and stock options.

MEETINGS OF THE BOARD AND COMMITTEES

During the most recently completed fiscal year, the board of directors held four regular meetings and one special meeting and took action by unanimous written consent in lieu of a meeting four times. The board of directors currently has audit, corporate governance and compensation committees. All current directors attended at least 75% of the meetings of the board and of the committees on which they served.

The following table summarizes the composition of each of the committees of the board and the number of times each met during the most recently ended fiscal year:

	Audit	Corporate Governance	Compensation
Armando M. Codina	Chair		Member
A. Dano Davis
T. Wayne Davis		Member
Tillie K. Fowler		Chair
Julia B. North			Chair
Carleton T. Rider		Member
Allen R. Rowland
Charles P. Stephens	Member
Ronald Townsend	Member		Member
Number of meetings during year ended June 26, 2002	3	3	3

The audit committee reviews the scope and results of the audit, approves types of non-audit services provided to Winn-Dixie by Winn-Dixie’s independent auditors and recommends selection of Winn-Dixie’s independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. The members of the audit committee are not officers, employees, or retired employees of the Company and have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The activities of the audit committee are described further in the Audit Committee Report beginning on page 17.

The corporate governance committee reviews the selection criteria for directors and the selection of nominees to serve on the board of directors, evaluates the performance of the board of directors, together with the chairman, and develops, reviews, evaluates and makes recommendations to the board of directors with respect to corporate governance issues. The committee will consider nominations for directors from Winn-Dixie’s shareholders. Any shareholder recommending a nomination should direct the recommendation to the committee, care of Winn-Dixie’s Secretary, at the address on the front cover of this proxy statement.

The compensation committee approves Winn-Dixie’s compensation strategy to ensure that management employees are awarded appropriately for their contributions to company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. The committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for the chief executive officer and other officers and other management employees. The compensation committee, whose members are not officers, employees or retired employees of Winn-Dixie, establishes and reviews whether performance goals were met under applicable officer incentive compensation programs. The activities of the compensation committee are described further in the Report of Compensation Committee on Executive Compensation beginning on page 14.

DIRECTORS’ FEES

Each director who was a committee chair was paid an annual retainer of $27,000 and each other director was paid an annual retainer of $24,000 for serving as a director. The retainer was paid on a quarterly basis, one-half in cash and one-half in Winn-Dixie common stock issued pursuant to the stock plan for directors described below. In addition, each director was paid $1,500 for attendance at each regular meeting of the board of directors and at each committee meeting and $1,000 for each action by written consent in lieu of a meeting. Travel expenses of directors incurred in traveling to committee and board of directors’ meetings were reimbursed by Winn-Dixie. Members of the board of directors who are employees were not paid director’s fees or fees for attending committee meetings.

A director may elect to defer payment of all or any part of the above fees until termination as a director under a deferred fee plan for directors. All fees that are deferred pursuant to this plan are credited, at the election of the director, to an income account paying interest equivalent to a national bank’s prime rate of interest or to a stock equivalent account based on the closing market price of Winn-Dixie’s common stock on the date the fees are earned. A director’s interest in the deferred fee plan is payable only in cash in a single payment or in annual installments upon termination of service as a director. Directors Armando M. Codina, T. Wayne Davis, and Julia B. North elected to participate in the deferred fee plan during all or part of the 2001-2002 fiscal year.

Under Winn-Dixie’s stock plan for non-employee directors, 500,000 shares of Winn-Dixie common stock are reserved for (1) direct grants to participants and (2) issuances upon exercise of options granted under the plan. During the 2001-2002 fiscal year, a total of 4,073 shares of Winn-Dixie common stock were awarded to directors under the plan in payment of that portion of the directors’ annual retainer paid in Winn-Dixie stock. Each director who was a committee chair was awarded stock each quarter with a value of $3,375 and each other director was awarded stock with a value of $3,000 based upon the trading price of Winn-Dixie’s stock as of the date of issuance. Some of the directors entitled to these stock awards under the plan elected to receive, in lieu of the stock awards, a deferred cash contribution to the deferred fee plan. On October 10, 2001, each director was granted stock options under the stock plan that were exercisable immediately at a price of $11.14 (the trading price of such stock on the date of grant) as follows: 5,000 shares if the director was elected or re-elected at the October 10, 2001 annual shareholders' meeting or 2,500 shares if the director was not up for election or re-election. These options expire on January 15 following the 6th full fiscal year after grant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Chief Executive Officer, Chief Operating Officer, the former General Counsel and the four other most highly compensated executive officers who served in such capacities as of June 26, 2002, which was the end of the last completed fiscal year.

	Fiscal Year Ended Last Wednesday in June	Annual Compensation					Long-term Compensation Awards(1)				All Other Compen -sation(5) ($)
Name and Principal Position		Salary(2) ($)		Bonus(3) ($)	Other Annual Compensation		Restricted Stock Award(4) ($)		Securities Underlying Options (#)	Long-Term Incentive Plan Payouts ($)

Allen R. Rowland President and Chief Executive Officer (elected November 23, 1999)	2002 2001 2000	825,000 735,000 421,795		627,000 1,185,485 210,000	76,133 — —	(6)	618,752 275,631 —		144,568 177,423 500,000	298,123 91,875 —	— — —

Frank Lazaran Executive Vice President and Chief Operating Officer (elected Apr. 27, 2002)	2002	86,931		72,675	—		720,851	(7)	11,179	15,963	—

Richard P. McCook Senior Vice President and Chief Financial Officer	2002 2001 2000	385,350 367,000 350,000		177,261 529,980 65,000	— — —		134,862 137,619 349,986		31,512 88,591 104,063	90,849 45,875 —	23,342 20,711 21,996

E. Ellis Zahra, Jr. Former Senior Vice President and General Counsel	2002 2001 2000	343,350 327,000 310,000	(8)	130,437 472,216 61,000	— — —		120,174 122,627 279,021		28,078 78,935 82,953	80,942 40,875 —	20,724 17,176 20,249

August B. Toscano Senior Vice President and Director of Human Resources (elected May 1, 2000)	2002 2001 2000	330,000 300,000 50,000		158,400 352,581 42,500	— — —		115,503 75,000 133,000		26,986 48,278 50,000	63,508 25,000 —	1,238 — —

John R. Sheehan Senior Vice President Operations (elected May 1, 2000)	2002 2001 2000	292,000 275,000 45,835		128,480 280,126 40,000	— — —		102,191 68,745 116,375		23,879 44,255 40,000	56,982 22,917 —	— — —

Dennis M. Sheehan Senior Vice President Real Estate (elected August 2, 2000)	2002 2001	265,000 228,940		127,200 282,065	— —		92,745 120,002		21,671 78,623	62,934 32,006	— —

(1)	Long-term compensation amounts are shown for years in which paid, although earned in the prior year.

(2)
Includes compensation amounts deferred under Winn-Dixie's senior corporate officers' management security plan: (Mr. Rowland, $16,842; Mr. McCook, $6,642; Mr. Zahra, $11,618; Mr. J. Sheehan, $9,393; and Mr. D. Sheehan, $10,215).

(3)
Bonuses showing for the year 2002 were paid in August, 2002 but relate to services performed in fiscal year 2001-2002. Bonuses showing for the year 2001 were paid in August, 2001 but relate to services performed in fiscal year 2000-2001. Bonuses showing for the year 2000 were paid in August, 2000 but relate to services performed in fiscal year 1999-2000.

(4)
Dividends are paid on restricted shares at the ordinary rate. Value is determined based upon the closing market price of Winn-Dixie's common stock on the date of grant. Certain of these restricted shares issued in fiscal year 1999-2000 vest, if at all, over a period of three fiscal years from grant if certain performance goals are attained. The remainder of the restricted shares issued in fiscal year 1999-2000 and the restricted shares issued thereafter vest, if at all, after certain periods of continued employment in a key position. Certain of these restricted shares vest over a five-year period with one-third of the shares vesting on each of the third, fourth and fifth anniversary of the grant date and certain others vest over a three-year period with one-third of the shares vesting on each of the first, second and third anniversary of the grant date. The aggregate number of performance based restricted shares held and their value at June 26, 2002, were: Mr. Rowland, no shares; Mr. Lazaran, no shares; Mr. McCook, 3,729 shares, $59,701; Mr. Zahra, 3,188 shares, $51,040; Mr. Toscano, no shares; Mr. J. Sheehan, no shares; and Mr. D. Sheehan no shares. The aggregate number of restricted shares that vest over a five year period and their value at June 26, 2002, were: Mr. Rowland, no shares; Mr. Lazaran, no shares; Mr. McCook, 13,125 shares, $210,131; Mr. Zahra, 10,464 shares, $167,529; Mr. Toscano, 8,000 shares, $128,080; Mr. J. Sheehan, 7,000 shares, $112,070; and Mr. D. Sheehan, 3,310 shares, $52,993. The aggregate number of restricted shares that vest over a three year period and their value at June 26, 2002, were: Mr. Rowland, 22,232 shares, $355,934; Mr. Lazaran, 36,170 shares, $663,839; Mr. McCook, 6,627 shares, $106,098; Mr. Zahra, 5,906 shares, $94,555; Mr. Toscano, 4,691 shares, $75,103; Mr. J. Sheehan, 4,205 shares, $67,322; and Mr. D. Sheehan, 3,761 shares, $60,214. The values above do not reflect the risk of forfeiture.

(5)
Amounts for 2002 include company matching payments to Winn-Dixie’s profit sharing/401(k) plan for the 2001-2002 fiscal year of $2,550 for Mr. McCook, $2,673 for Mr. Zahra, and $1,238 for Mr. Toscano. Also includes company matching payments under the supplemental retirement plan for the 2001-2002 fiscal year of $20,792 for Mr. McCook, and $18,051 for Mr. Zahra.

(6)	Constitutes a cash payment intended to replace certain benefit opportunities lost due to regulatory limits or changes in company policies.

(7)
Includes 39,588 shares of restricted stock issued on April 22, 2002 as a special sign on package for Mr. Lazaran and 2,815 shares of restricted stock issued under the 2001-2002 officer compensation program. See Report of Compensation Committee on Executive Compensation on page 14.

(8)
Mr. Zahra and the Chairman of Winn-Dixie entered into a letter agreement dated April 24, 2002, which was approved by the compensation committee, pursuant to which Mr. Zahra resigned as an officer of the Company effective February 28, 2002. Pursuant to this letter agreement, Mr. Zahra remained an employee of Winn-Dixie until June 30, 2002 at his then existing salary and benefits, remained eligible to receive bonuses for fiscal 2001-2002 in accordance with Winn-Dixie’s officer compensation program and received a cash severance payment of $861,540 (paid in fiscal 2002-2003). In addition, the agreement provides that all options held by Mr. Zahra as of October 1, 2002 will terminate.

Option Grants During the Fiscal Year Ended June 26, 2002

The following table sets forth all options to acquire shares of Winn-Dixie’s common stock granted to the named executive officers relating to the fiscal year ended June 26, 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Associates in Fiscal Year (%)	Exercise or Base price ($/Sh)	Expiration Date	5% ($)	10% ($)
Allen R. Rowland	144,568	28.3	25.95	1/15/08	1,421,023	3,274,513
Frank Lazaran	11,179	2.2	17.00	1/15/08	61,545	133,522
Richard P. McCook	31,512	6.2	25.95	1/15/08	309,475	713,757
E. Ellis Zahra, Jr.	28,078	5.5	25.95	1/15/08	275,991	635,976
August B. Toscano	26,986	5.3	25.95	1/15/08	265,257	611,242
John R. Sheehan	23,879	4.7	25.95	1/15/08	234,717	540,867
Dennis M. Sheehan	21,671	4.3	25.95	1/15/08	213,014	490,855

(1)
The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually.

These amounts, therefore, are not intended to forecast possible future appreciation, if any, of Winn-Dixie’s stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting requirements or termination of the options following termination of employment.

(2)
The exercise price of these options was the market value of Winn-Dixie’s common stock on the date of grant. The grant was at the end of the prior fiscal year, but related to the year ended June 26, 2002, and thereafter. The options are exercisable one-third annually beginning June 15, 2002, if the officer remains employed in a key employee position with Winn-Dixie. Winn-Dixie was the first Fortune 500 publicly traded company to voluntarily adopt the Statement of Financial Accounting Standard (FAS) 123 method whereby it expenses the fair value of stock options whose vesting may be conditioned on performance and/or continued employment.

Option Exercises and Fiscal Year-End Values

The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 26, 2002, and the number and value of unexercised options held by such executive officers at fiscal year end.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Allen R. Rowland	—	—	666,472	155,519	$178,606	$89,303
Frank Lazaran	—	—	3,727	7,452	—	—
Richard P. McCook	—	—	106,473	137,125	$89,182	$44,590
E. Ellis Zahra, Jr.	—	—	91,404	117,690	$79,462	$39,730
August B. Toscano	—	—	61,182	64,082	$48,601	$24,299
John R. Sheehan	—	—	53,464	54,670	$44,551	$22,274
Dennis M. Sheehan	—	—	40,973	59,321	$50,961	$67,760

(1)
The closing price of Winn-Dixie’s common stock of $16.01 as reported on the New York Stock Exchange composite tape on June 26, 2002, less the exercise price, was used in calculating the value of unexercised options. The exercise price for the presently exercisable shares held by Mr. Rowland is $27.00 per share for 500,000 shares, $14.50 per share for 118,282 shares, and $25.95 per share for 48,190 shares.

Employment Agreement with the President and Chief Executive Officer

On November 23, 1999, Winn-Dixie entered into an employment agreement with Allen R. Rowland to secure his services as Winn-Dixie’s President and Chief Executive Officer. The employment agreement provides for an initial three-year term, with automatic one-year renewals unless Winn-Dixie or Mr. Rowland gives notice of non-renewal. If the employment agreement is earlier terminated by Winn-Dixie for any reason other than “cause” or death or disability, or by Mr. Rowland for “good reason,” Mr. Rowland would be entitled to: (i) payment of three times the sum of the annual base salary being paid to Mr. Rowland at the time of termination plus the target annual bonus for the year in which the termination occurs, (ii) payment of Mr. Rowland’s target entitlements under all long-term incentive compensation plans as if he were employed on the relevant payment dates and the target goals had been achieved, (iii) all benefits under Winn-Dixie’s welfare benefit plans for 36 months from the date of termination, and (iv) the acceleration of vesting rights and rights to exercise with respect to all outstanding stock options and restricted stock. Cause is defined in the employment agreement to include willful misconduct materially injurious to Winn-Dixie or the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude.

Mr. Rowland’s compensation under the employment agreement includes (i) an annual base salary of at least $700,000, which may be adjusted annually by the board, (ii) an initial bonus of $210,000 paid on June 28, 2000 and an annual bonus of up to 120% of his salary, based on the degree of achievement of performance goals established by the board at the beginning of each fiscal year, (iii) an option to purchase 500,000 shares of Winn-Dixie’s common stock, 50% of which was exercisable on the date of grant and 50% of which became exercisable on

November 23, 2000, and (iv) such other benefits as executive officers of Winn-Dixie normally receive, including stock under Winn-Dixie’s restricted stock plan and options under Winn-Dixie’s key employee stock option plan.

If the aggregate payments made and benefits provided to Mr. Rowland pursuant to the employment agreement and any other payments and benefits provided to Mr. Rowland from Winn-Dixie (or its successors or assigns or an entity that effectuates a change in control) that constitute parachute payments as defined in 280G of the Internal Revenue Code would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Rowland would be entitled to receive an additional “gross-up” payment. The gross-up payment would be in an amount such that after payment by Mr. Rowland of all taxes (including interest or penalties) imposed on the gross-up payment, Mr. Rowland would retain from the gross-up payment an amount equal to the excise tax imposed upon the parachute payments.

The employment agreement prohibits Mr. Rowland from disclosing at any time confidential information relating to Winn-Dixie without Winn-Dixie’s prior written consent. Mr. Rowland is also subject to non-competition and non-solicitation obligations after his employment termination.

Termination of Employment Arrangements

Upon the retirement of James Kufeldt as President of Winn-Dixie on August 31, 1999, Winn-Dixie entered into an agreement allowing Mr. Kufeldt to perform consulting services for Winn-Dixie on an as-needed basis over a three-year period. In accordance with this agreement, Mr. Kufeldt received payments of $45,760 on August 31, 1999, $400,000 on July 1, 2000 and $400,000 on July 1, 2001. Mr. Kufeldt passed away on November 11, 2001 and pursuant to the agreement, Mr. Kufeldt’s surviving spouse was paid $400,000 on February 14, 2002. No further cash payments are required under the consulting agreement. For information regarding termination of employment arrangements for one other former executive officer, see footnote 8 of the Summary Compensation Table on page 11.

Change in Control Arrangements

Winn-Dixie’s restricted stock plan and key employee stock option plan were amended in August, 1999 to provide that the restricted stock will vest immediately and the options will be exercisable immediately upon a change in control. A change in control is defined under the plans to include (i) any person (excluding the Davis Family, a Winn-Dixie employee benefit plan or an entity owned by substantially all of Winn-Dixie’s shareholders) becoming the beneficial owner of at least 25% of Winn-Dixie’s outstanding voting stock and in an amount in excess of that owned by the Davis Family, (ii) a merger, consolidation, liquidation, or dissolution of Winn-Dixie or the sale of substantially all of the assets of Winn-Dixie unless substantially all of Winn-Dixie’s shareholders prior to such transaction own more than 50% of the outstanding common stock and the combined voting power of the stock entitled to vote in the election of directors of the post-transaction corporation, or (iii) a failure of directors elected by the shareholders or nominated by the board of directors at the beginning of any 24 consecutive month period to continue to constitute a majority of the board of directors after such period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of Winn-Dixie’s compensation committee during the most recently completed fiscal year were Julia B. North, Chair, Armando Codina and Ronald Townsend. During such time, no member of the compensation committee was a current or former officer or employee of Winn-Dixie and no executive officer of Winn-Dixie served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of Winn-Dixie or on Winn-Dixie’s compensation committee.

Notwithstanding anything to the contrary set forth in any of Winn-Dixie’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings, including this proxy statement, the following sections titled “Report of Compensation Committee on Executive Compensation” and “Stock Performance Graph” and “Audit Committee Report” shall not be incorporated by reference into any such filings.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The officer compensation program for fiscal year 2001-2002, effective June 15, 2001, was comprised of base salary, annual incentive bonuses and long-term incentives established pursuant to a restricted stock plan and a key employee stock option plan. The Compensation Committee determined that retaining and motivating Winn-Dixie’s key employees and attracting new key employees was critical to the success of Winn-Dixie. Therefore, Winn-Dixie continued to follow the retention and attraction program adopted by Winn-Dixie in January, 2000 by increasing the base salary of certain key employees and allowing for grants of restricted stock and stock options to certain current and new key employees with vesting provisions contingent upon continued employment for certain periods of time. The officer compensation program continued to reflect the Company’s compensation philosophy of fairly compensating executives for their performance and contributions to Winn-Dixie and of motivating executives to achieve Winn-Dixie’s performance goals, while at the same time recognizing the need to retain and attract high quality employees to critical positions in a competitive hiring market.

Base Salary and Annual Incentives

The 2001-2002 officer compensation program is composed of comparatively conservative salaries and competitive annual incentives that were determined by the compensation committee on August 8, 2001. Base compensation under the 2001-2002 officer compensation program was based primarily upon competitive market data, with positions assigned to ranges based on such data. The compensation committee reviewed and the board of directors approved the increase in the base salaries for certain key employees, such as the chief executive officer and other named officers.

The performance goals for annual incentive awards were based on how actual performance of Winn-Dixie compared to sales and pre-tax profit goals set forth in a business plan adopted at the beginning of the fiscal year. Sales targets (but not pre-tax profit targets) were adjusted to reflect the effect of stores closed and retrofitted to take into account the adverse effect of the retrofits on store sales. Each officer was assigned a threshold, target and superior incentive opportunity as a percentage of salary. Cash awards could range from 0% to 200+% of the officer’s target incentive opportunity. The actual award was determined by a performance review that included performance of the officer’s business unit, overall performance and results of Winn-Dixie, and an assessment of the officer’s contribution to those results.

Long-Term Incentives

Under the 2001-2002 officer compensation program, Winn-Dixie provided its officers with an opportunity to earn shares of Winn-Dixie’s common stock and contingent cash payments through a restricted stock plan. The restricted stock plan was designed to motivate Winn-Dixie’s officers to make decisions and to act in the best interest of Winn-Dixie’s shareholders by providing awards that grow in value with the long-term success of Winn-Dixie. To assure, to the extent practical, the continued employment and motivation of Winn-Dixie’s key employees and the attraction of new key employees, Winn-Dixie continued the retention and attraction program by issuing grants of restricted stock that vest after certain periods of continued employment with Winn-Dixie. Winn-Dixie granted restricted stock awards to certain key employees with one-third of the restricted stock vesting each year beginning on June 15, 2002. Winn-Dixie also issued restricted stock under the plan to some key employees hired during the fiscal year with 20% of the stock awarded vesting each year beginning on the first anniversary date of the employee’s employment following the grant of the restricted stock, if the key employee was still employed in a key position. All recipients of restricted stock grants are eligible to receive a contingent cash payment equal to the initial grant value of their restricted shares that vest, if such shares actually vest. The cash payment is designed to encourage continued ownership of these shares by satisfying all or a portion of the federal and state income tax obligations of the recipient resulting from receipt of such restricted stock.

Frank Lazaran joined the Company on April 22, 2002 as the Executive Vice President and Chief Operating Officer. Mr. Lazaran received a special restricted stock sign-on package from the Company as part of his compensation. Under this package, Mr. Lazaran received restricted shares that will vest on December 31, 2002 and additional restricted shares with one-third of such restricted shares vesting each year beginning on the first anniversary date of Mr. Lazaran’s employment following the grant of such restricted shares, provided that Mr. Lazaran is still employed in a key position with the Company.

Winn-Dixie’s key employee stock option plan allows stock options to be granted to officers and other key employees selected by the compensation committee. Options were granted under the key employee stock option plan for fiscal year 2001-2002 to certain key employees and become exercisable upon certain requirements being met. The stock options were granted to certain key employees as part of the officer compensation program to assure, to the extent practical, the continued employment and motivation of its current key employees and to attract and retain new key employees. Winn-Dixie granted options to certain key employees during the year with one-third of these options becoming exercisable each year beginning June 15, 2002, if the key employee remained employed in his or her position. Winn-Dixie also granted stock options to certain key employees hired during the fiscal year under the sign-on retention program. Twenty percent of these options vest each year beginning on the first anniversary date of the employee’s employment, if the employee remains employed in his or her key position.

CEO Compensation

Allen R. Rowland, the President and Chief Executive Officer of Winn-Dixie, is provided compensation comprised of base salary, incentive compensation and benefits set forth in the employment agreement between Winn-Dixie and Mr. Rowland dated November 23, 1999. Pursuant to this employment agreement, during fiscal year 2001-2002, Mr. Rowland received $825,000 in annual base salary and a bonus of $627,000. Mr. Rowland’s bonus was determined in accordance with the Annual Incentive Plan under the 2001-2002 officer compensation program. However, in accordance with Mr. Rowland’s employment agreement, Mr. Rowland participated in and received restricted stock under the restricted stock plan and participated in and was awarded options under the key employee stock option plan. These stock and option awards are listed in the summary compensation table on page 10.

Other

Also included in Winn-Dixie’s compensation for its executive officers are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation, such as providing protection against financial loss that can result from illness, disability or death. Benefits offered to these employees are mainly those that are offered to Winn-Dixie’s other employees, with some variations, primarily to promote tax efficiency and replacement (including with cash payments) of benefit opportunities lost due to regulatory limits or changes in company policies.

Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation does not include performance-based compensation, provided certain conditions are satisfied. Covered officers would include Winn-Dixie’s President and Chief Executive Officer and each of the four other highest paid executive officers named each year in the summary compensation table in the proxy statement. The key employee stock option plan and the restricted stock plan were amended to give the compensation committee the flexibility to grant options and issue restricted stock awards that may, in the committee’s discretion, either qualify as performance-based compensation or not. The compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interest of Winn-Dixie and its shareholders. The committee determined, after analysis of the competitive practices and a thorough review of alternatives, that it was appropriate and in the best interest of Winn-Dixie to pay Mr. Rowland non-performance based compensation in excess of $1,000,000. This action may cause a portion of Mr. Rowland’s compensation to exceed the $1,000,000 deductibility limit.

This report is submitted by the members of the compensation committee: Chair, Julia B. North, Armando Codina and Ronald Townsend.

STOCK PERFORMANCE GRAPH

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on Winn-Dixie’s common stock during the preceding five fiscal years ended June 26, 2002, compared with the cumulative total returns of the S&P 500 Index and the S&P Food Retail Index. The comparison assumes $100 was invested on June 26, 1997, in Winn-Dixie’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG WINN-DIXIE STORES, INC., THE S&P 500 INDEX
AND THE S&P FOOD RETAIL INDEX (1)

Assumes initial investment of $100 and reinvestment of dividends.
Note: Total returns based on market capitalization.

Data and chart determined and furnished by Zacks Investment Research, Inc.

(1)
The S&P Food Retail Index was formally known as the S&P Retail Stores (Food Chains) Index and includes, but is not limited to, the following companies: Albertson’s, Great A&P, Kroger, Safeway and Winn-Dixie.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the fiscal year ended June 26, 2002, Winn-Dixie retained the law firm Holland & Knight LLP for representation in various tax matters. Tillie K. Fowler, a director of Winn-Dixie, currently is and has been a partner of Holland & Knight LLP since April, 2001. Holland & Knight LLP was paid an aggregate amount of $19,621 for its services to Winn-Dixie during the fiscal year ended June 26, 2002.

AUDIT COMMITTEE REPORT

The audit committee of the board is responsible for, among other things, appointing the independent auditors of Winn-Dixie and providing independent, objective oversight of Winn-Dixie’s accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the New York Stock Exchange’s listing standards. The audit committee operates under a written charter adopted by the board of directors in April 2000.

Management is responsible for Winn-Dixie’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of Winn-Dixie’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the June 26, 2002 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (communication with audit committees). The audit committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Winn-Dixie’s annual report on Form 10-K for the year ended June 26, 2002, filed with the Securities and Exchange Commission.

This report is submitted by the members of the audit committee: Armando Codina, Chair, Charles P. Stephens and Ronald Townsend.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors recommends a vote FOR Proposal 2.

Action is to be taken at the annual meeting of shareholders with respect to the ratification of the appointment of KPMG LLP by the board of directors of Winn-Dixie as independent public accountants to audit the financial statements of Winn-Dixie for the fiscal year beginning June 27, 2002. KPMG LLP has been employed by Winn-Dixie for many years to examine its books and accounts and for other purposes, for which services KPMG LLP’s customary fees have been paid.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make such statements as they may desire. These representatives are expected to be available to respond to appropriate questions from shareholders.

The following table provides information relating to the fees billed to Winn-Dixie by KPMG LLP for the year ended June 26, 2002.

Audit fees(1)	$380,000
All other fees(2)	$138,400

The board of directors recommends a vote FOR Proposal 2.

(1)	Audit fees include all fees and out-of-pocket expenses for services in connection with the annual audits and review of quarterly financial statements for Winn-Dixie.
(2)
All other fees include fees and expenses for tax services, an audit of the profit sharing/401(k) plan and an audit of Bahamas Supermarkets Limited. The audit committee discussed these services with KPMG LLP and determined that their provision would not impair KPMG LLP’s independence. There were no fees paid to KPMG LLP for financial information systems design and implementation.

PROPOSAL 3— SHAREHOLDER PROPOSAL

The board of directors recommends a vote AGAINST Proposal 3.

Chris Rossi, P.O. Box 249, Booneville, California 95415, the holder directly of 2,000 shares of Winn-Dixie common stock, has advised Winn-Dixie that he intends to present the following resolution at the annual meeting. In accordance with the applicable proxy regulations, the proposed resolution, for which Winn-Dixie and our board of directors accept no responsibility, is set forth below.

RESOLVED: That the shareholders of Winn-Dixie request the board of directors to take the necessary steps to amend the company’s governing instruments to adopt the following:

Beginning in the 2003 Winn-Dixie fiscal year, the present auditing firm will be changed and every (4) years a new auditing firm will be hired.

Management’s Response to Shareholder Proposal

Management believes that the shareholder proposal is not in the best interests of shareholders and recommends a vote AGAINST the proposal.

The Company is committed to utilizing efficiencies that have long-term value to the Company. The use of an independent auditor familiar with Winn-Dixie’s accounting policies and methods creates efficiencies not available if a new accounting firm is engaged that must conduct extensive, time consuming due diligence to become familiar with the Company’s business and accounting policies and methods.

The increased costs to the Company of engaging a new independent auditor every four years are significant. When a new accounting firm is engaged, that firm must meet with management on numerous occasions to discuss and gain knowledge about Winn-Dixie’s business practices, accounting methods, including the assumptions made by management in establishing reserves for various future costs, ongoing and threatened litigation and insurance risks, the amortization of various income items and the amortization of certain long term expenses such as future rent expenses on closed stores, reserves for taxes and long term financing expenses.

This audit would be more time consuming and intrusive for both Winn-Dixie and the new auditor than the audit conducted by KPMG LLP, the company’s independent auditor, because of KPMG LLP’s knowledge of the Company’s business and accounting practices. The fees charged by the new auditor for such an extensive audit probably would be greater than KPMG LLP’s audit fees. The new accounting firm would recognize that ongoing service to the Company would not continue for more than four years. Thus, the firm would have little incentive to absorb higher initial costs or to reduce fees in order to obtain the Company’s business. Also, KPMG LLP may provide a higher quality audit since it would focus its resources on specific issues rather than on learning all of Winn-Dixie’s accounting practices and procedures.

In addition, the Company would have to incur these increased costs every four years when a new independent auditor would have to be engaged. It is not clear from the language of the shareholder proposal whether the Company could engage an independent auditor that had previously represented the Company and certified past financial statements of the Company or whether the “new” auditor had to be a firm with no past representation.

Under new legislation, audit partners assigned to auditing the financial statements of public companies can serve for no more than five years. Below the partner level, career progression among staff and managers who work on an audit give companies the benefit of a steady stream of “fresh eyes” to help conduct the audit. Management believes that this gradual changing of personnel provides strong checks and balances.

Management believes that requiring the Company to engage a new outside auditor every four years would deprive shareholders of the benefit of the cost savings achieved by utilizing the same outside auditor. Engaging new auditors also could cause needless distractions for Winn-Dixie’s management and associates.

Therefore, management recommends a vote “AGAINST” this proposal. The proxy holders will vote all proxies against this proposal unless instructed otherwise.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Shareholders are hereby notified that if they wish a proposal to be included in Winn-Dixie’s proxy statement and form of proxy relating to the 2003 annual meeting of shareholders, a written copy of their proposal must be received at Winn-Dixie’s principal executive offices, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than May 7, 2003. To ensure prompt receipt by Winn-Dixie, proposals should be sent by certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in Winn-Dixie’s proxy materials. Shareholders who wish to submit a proposal for consideration at Winn-Dixie’s 2003 annual meeting of shareholders but who do not wish to submit the proposal for inclusion in Winn-Dixie’s proxy statement must deliver a copy of their proposal to Winn-Dixie at its principal executive offices, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than July 21, 2003.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting and Winn-Dixie did not receive notice of such matter by July 21, 2003, then the persons named in the enclosed form of proxy will be deemed to have discretionary authority to vote all proxies in accordance with their judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Judith W. Dixon
Judith W. Dixon Secretary

September 4, 2002

Please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

PROXY

WINN-DIXIE STORES, INC.
5050 EDGEWOOD COURT-JACKSONVILLE, FLORIDA 32254-3699

Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders on October 9, 2002

The undersigned hereby appoints A. DANO DAVIS, T. WAYNE DAVIS and CHARLES P. STEPHENS, or any of them, as proxies, with full power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of the Company on October 9, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, and any matters of which the Company did not receive notice by July 22, 2002, subject to any directions indicated on the other side of this card.

If no directions are given, the proxies will vote (1) for the election of all nominees listed below, (2) for the Directors’ proposal 2 and (3) against the shareholder proposal listed on the other side of this card. The proxies will vote at their discretion on any other matters that may properly come before the meeting or any adjournments thereof and any matters of which the Company did not receive notice by July 22, 2002. The undersigned hereby revokes any proxy heretofore given to any person or persons whomsoever (other than the proxies named above) to vote such Common Stock and ratifies and confirms all that the proxies named above may or shall do by virtue hereof.

The nominees for election as Class III Directors are: John H. Dasburg and Julia B. North.

This card also provides voting instructions for shares held in the dividend reinvestment plan and the Winn-Dixie Stores, Inc., 2000 Employee Stock Plan and, if registrations are identical, shares held in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan, as described in the proxy statement.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope or otherwise to Inspectors of Election, Winn-Dixie Stores, Inc., P.O. Box 8536, Edison, NJ 08818-9999, so that your shares can be represented at the meeting.

SEE REVERSE
SIDE

Dear Fellow Shareholder:

The 74th Annual Meeting of Shareholders of Winn-Dixie Stores, Inc., will be held at the headquarters office of the Company at 5050 Edgewood Court, Jacksonville, Florida, at 9:00 a.m. on Wednesday, October 9, 2002.

The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders at the meeting.

Whether you can or cannot attend, please sign, date and return your proxy form or give a proxy by the iinternet or by telephone pursuant to the instructions on the reverse side so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may choose to revoke your proxy and vote personally. It is important in either case that your shares be represented.

Sincerely,

/s/ A. Dano Davis	/s/ Allen R. Rowland
A. Dano Davis	Allen R. Rowland
Chairman	President and Chief Executive Officer

5050 Edgewood Court • Jacksonville, Florida 32254-3699

☒	Please mark your votes as in this example.	8316

The Directors recommend a vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

	FOR	WITHHELD	For all nominees listed below.		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	Class III (2005)		☐	☐	☐
			1. John H. Dasburg 2. Julia B. North	2. Ratification of KPMG LLP as auditor.
For, except vote withheld from the following nominee (s):					☐	☐	☐
3. Shareholder Proposal

SPECIAL ACTION

Discontinue Annual Report Mailing for this account due to other accounts at same address.	☐

SIGNATURE (S)                                                                                                           DATE                                                     , 2002
Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

GIVING A PROXY BY TELEPHONE OR INTERNET

QUICK***EASY***IMMEDIATE

Giving a Proxy by Telephone	Giving a Proxy by Internet

Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683)	2. Go to the Website http://www.eproxyvote.com/win

3. Enter your Voter Control Number located on your Proxy Card above your name.	3. Enter your Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.	4. Follow the instructions provided.

Your vote is important!	Your vote is important!

Call 1-877-PRX-VOTE anytime!	Go to http://www.eproxyvote.com/win anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.